UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(D)
                                     OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of Earliest Event Reported): MARCH 31, 2005

                              XYBERNAUT CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)


         0-15086                                          54-1799851
(Commission File Number)                               (I.R.S. Employer
                                                    Identification Number)


                                 (703) 631-6925
              (Registrant's Telephone Number, Including Area Code)


12701 FAIR LAKES CIRCLE, FAIRFAX, VIRGINIA                           22033
 (Address of Principal Executive Offices)                          (Zip Code)


                                 NOT APPLICABLE
          (Former Name or Former Address, if Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):


|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 8.01  OTHER EVENTS.

Xybernaut Corporation (NASDAQ:XYBR) announced today that the filing of its Form 10-K and other related reports for the year ended December 31, 2004, anticipated to occur today, will be further delayed, pending completion of an internal investigation undertaken by its Audit Committee.

On February 28th, the Audit Committee engaged independent counsel - Alston & Bird LLP -- to assist it in conducting an internal investigation of, among other things, concerns brought to the Audit Committee's attention relating to the internal control environment of the Company, the propriety of certain expenditures and the documentation of certain expenses of the Chairman and CEO of the Company, the Company's transparency and public disclosure process, the accuracy of certain public disclosures, management's conduct in response to the investigation, and the propriety of certain major transactions. The Audit Committee's investigation is continuing, and the filing of the Company's 10-K will await the conclusions of that investigation. At this time, the Company is unable to predict when its 10-K will be filed.

On February 1, 2005, the Company received a subpoena from the Northeast Regional Office of the Securities and Exchange Commission, seeking documents and other information relating to the sale of Company securities by any person identified as a selling shareholder in any Company registration statement or other public filing.

As a result of the delayed filing of its Form 10-K, the Company will lose its status to file registration statements on form S-3, which has historically been utilized to expedite the registration of common stock issued in connection with the Company's financings. The loss of the right to use form S-3 could have a material impact on the ability of the Company to raise additional funds in the future, and therefore affect its ability to meet its obligations as they come due.

Management is still in process of completing the Sarbanes-Oxley 404 internal control testing for the year ended December 31, 2004. However, certain material weaknesses currently have been identified related to the control environment and control activities as it relates to the Company's policies and procedures in the expense reimbursement process, revenue recognition related to certain product sales, and monitoring of business risk. Management continues to evaluate the identified issues and is addressing remediation plans to be implemented.

ITEM 2.02  RESULTS OF OPERATIONS AND FINANCIAL CONDITION.


Xybernaut also announced unaudited results for the year end December 31, 2004 in addition to 4th quarter results. Revenues for the 2004 were approximately $13.9 million, with a net loss of approximately $19.7 million. Revenues for the 4th quarter were approximately $2.9 million, with a net loss of approximately $7.2 million. These unaudited results do not include possible further adjustments, including but not limited to, the matters discussed above.

ITEM 3.01 NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

On March 30, 2005 the Company received notice from the NASDAQ Stock Market that the bid price of the Company's common stock has closed below the minimum $1.00 per share requirement for the stock's continued listing under Marketplace Rule 4310(c)(4) (the "Rule). Therefore, the Company has until September 26, 2005 to become compliant. If, at anytime before September 26, 2005, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive


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business days, the Company will comply with NASDAQ's  listing  requirements.  If not, NASDAQ will determine whether the Company meets NASDAQ SmallCap Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid requirement. If the Company meets the initial listing criteria, the Company will be granted an additional 180 day compliance period. If the Company is not eligible for an additional compliance period, the Company's securities will be delisted. At that time, the Company can appeal NASDAQ's determination to delist its securities to a Listing Qualifications Panel.

ITEM 9.01      FINANCIAL STATEMENTS AND EXHIBITS

 (c) Exhibits

         99.1     Press Release of the Company, dated March 31, 2005.




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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on March 31, 2005.


                                              XYBERNAUT CORPORATION


                                              BY: /s/ Bruce Hayden
                                                  ------------------------------
                                                   Bruce Hayden
                                                   Senior Vice President and
                                                   Chief Financial Officer

Date: March 31, 2005